Exhibit 5.1

Stuart Boyd To Call Writer Directly: +44 20 7469 2240 stuart.boyd@kirkland.com	30 St Mary Axe London, EC3A 8AF United Kingdom Telephone: +44 20 7469 2000	Facsimile: +44 20 7469 2001
www.kirkland.com

To:	Polestar Automotive Holding UK PLC
The Pavilions, Bridgewater Road
Bristol, England, BS13 8AE
(the “Addressee”)
11 July 2023
Dear Sirs,
Polestar Automotive Holding UK PLC – Registration Statement
We are issuing this opinion in our capacity as English law counsel to Polestar Automotive Holding UK PLC, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and resale to the public on a Registration Statement on Form F-3 originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on 11 July 2023 (the “Registration Statement”) of, among other securities:
•Up to 427,645,063 class A ordinary shares of the Company of nominal value $0.01 each (each, a “Class A Share”), with each such Class A Share represented or to be represented by an American depositary share, including up to 24,078,638 Class A Shares to be represented by American depositary shares and which are issuable as earn out consideration upon the achievement of certain price thresholds for the Class A Shares as represented by the American depositary shares and including up to 500,000 Class A Shares to be represented by American depositary shares and which are issuable to a service provider in exchange for the performance of marketing consulting services, in each case as further described in the Registration Statement;
•9,000,000 class C-2 ordinary shares of the Company of nominal value $0.10 each (each a “Class C-2 Share”), with each such Class C-2 Share represented by an American depositary share;
•Up to 9,000,000 Class A Shares to be represented by American depositary shares and to be issued upon the conversion or redemption of the Class C-2 Shares (each, a “C-2 Converted Class A Share”);
•Up to 1,776,332,546 Class A Shares to be represented by American depositary shares and to be issued upon conversion of 1,776,332,546 class B ordinary shares of the Company of nominal value $0.01 each (each, a “Class B Share”), with each such Class B Share represented by American depositary shares, including up to 134,098,971 Class B Shares to be represented by American depositary shares and

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•which are issuable as earn out consideration upon the achievement of certain price thresholds for the Class A Shares represented by American depositary shares, as further described in the Registration Statement (each such Class A Share, a “B Converted Class A Share”); and
•Up to 15,999,965 Class A Shares to be represented by American depositary shares and to be issued upon the conversion or redemption of the previously registered class C-1 ordinary shares of the Company of nominal value $0.10 each (each, a “Class C-1 Share,” and together with the Class C-2 Shares, the “Class C Shares”), with each such Class C-1 Share represented by American depositary shares (each such Class A Share, a “C-1 Converted Class A Share,” and together with the C-2 Converted Class A Shares and the B Converted Class A Shares, the “Converted Class A Shares”).
1    Scope and purpose
1.1    This letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.
1.2    This letter is limited to English law in force at the date of this letter as currently applied and interpreted by the English courts. You should read references to “English law” and to the “laws of England” accordingly.
1.3    This letter, each opinion expressed in it (each an “opinion statement”) and any non-contractual obligations arising out of or in connection with it (and/or any opinion statement) is governed by and construed in accordance with English law.
1.4    We have not investigated the laws of any country or jurisdiction other than England (or, as regards taxation matters, United Kingdom law) (a “foreign jurisdiction”). We assume that no law or regulation of a foreign jurisdiction (a “foreign law”) affects any of the opinion statements. We make no opinion statement in relation to any foreign law (including to the extent it may affect matters of English law) or the application or interpretation of English law or any foreign law by any court of a foreign jurisdiction (a “foreign court”). We make no opinion statement in relation to the enforceability of any judgement of a foreign court. In relation to any agreement governed by a foreign law referred to in this letter, to the extent relevant to any of our opinion statements, we assume that words and phrases in that agreement have the same meaning they would have if the agreement was governed by English law.
1.5    This letter only applies to those facts and circumstances which exist at the date of this letter. You expressly agree and acknowledge that we do not have and do not assume any obligation to provide you with any opinion or advice, or to update this letter in any respect, after the date of this letter.
1.6    The opinion statements are based on the documents and records that we have examined and our review of the Searches that have been carried out (each as described in this letter) and are subject to the assumptions set out in Schedule 1 (Assumptions), the qualifications and reservations set out in Schedule 2 (Qualifications) and to any matters not disclosed to us. Each opinion statement is strictly limited to the matters stated below and does not extend, by implication or otherwise, to any other matters. Each provision in this letter which has the effect of limiting an opinion statement is independent of any other such provision and is not to be read or implied as restricted by it.
2    Defined terms and headings
2.1    In this letter:
(a)    “Companies Act” means the UK Companies Act 2006;
(b)    “Search” means a Company Search or a Winding-Up Enquiry;
(c)    “Transaction Document” means the Class C Warrant Amendment;
(d)    “Transaction Party” means any party to a Transaction Document that is not the Company; and
(e)    “Class C Warrant Amendment” means the amendment, dated 23 June 2022, to the Warrant Agreement, dated 22 March 2021 by and between Gores Guggenheim, Inc. (“GGI”), Computershare Inc., a Delaware corporation, and Computershare Trust Company, N.A., a federally chartered trust company, pursuant to which, among other things, each public warrant of GGI converted into a Class C-1 Share represented by an American depositary share and each private placement warrant of GGI converted into a Class C-2 Share represented by an American depositary share, each of which is exercisable for a Converted Class A Share and subject to substantially the same terms as were applicable to the public warrants and private placement warrants of GGI, a copy of which is filed as an exhibit to the Registration Statement.
2.2    The headings in this letter do not affect its interpretation. In particular, headings are included in Schedule 1 (Assumptions) and Schedule 2 (Qualifications) for convenience only and should not be read or construed as limiting the applicability of the assumptions, qualifications or reservations set out in those schedules to a particular opinion statement unless expressly noted therein.
3    Legal review
3.1    For the purposes of issuing this letter, we have reviewed the following documents:
(a)    a PDF copy of the Class C Warrant Amendment;
(b)    a PDF copy of the articles of association adopted by the Company;

(c)    minutes of a meeting of the Company’s directors resolving, inter alia, to allot the Class A Shares, Class B Shares, the Class C Shares and the Converted Class A Shares (the “Board Approval”);
(d)    written resolutions of the Company’s member(s) approving, inter alia, to authorise the directors of the Company to allot the Class A Shares, Class B Shares, the Class C Shares and the Converted Class A Shares (as may be required) (the “Member Approval” and together with the Board Approval, the “Corporate Approvals”); and
(e)    a PDF copy of the Registration Statement;
(f)    a copy of the share register for the Company showing the number of issued shares in the capital of the Company as at close of business on 30 June 2023; and
(g)    the results disclosed in the searches of the publicly available records relating to it at Companies House conducted by Company Registrations Online Limited (“CRO Info”) at approximately 9:45am on 11 July 2023 (each a “Company Search”).
3.2    We have also reviewed the results of searches made by CRO Info on at approximately 10:10am on 11 July 2023, in respect of the Company at (i) the Central Registry of Winding-up Petitions at the Insolvency and Companies List (formerly known as the Companies Court) in London, (ii) the Gazette, and (iii) Companies House (each a “Winding-Up Enquiry”).
3.3    We have not reviewed or examined any other document or record, or made any other enquiry, in connection with the giving of this letter. We have assumed that the documents described in this paragraph 3 are in full force and effect without any amendment (however described) and contain all the relevant information which is material for the purposes of the opinion statements and that there is no other document, agreement, instrument, undertaking, obligation, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) made by or between all or any of the Transaction Parties or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this letter.
4    Opinion statements
4.1    The Company has the power to allot, issue and deliver the Class A Shares, Class B Shares and the Converted Class A Shares, as contemplated by the Registration Statement.
4.2    The Company has taken all necessary corporate action to allot, issue and deliver the Class A Shares, the Class B Shares and the Converted Class A Shares, as contemplated by the Registration Statement.

4.3    It is our opinion that, when the Registration Statement becomes effective under the Act, the Class A Shares, the Converted Class A Shares and the Class C-2 Shares to be offered and sold as contemplated by the Registration Statement have been or will be, subject to their allotment and issuance, registration in the name of the depositary in the register of members of the Company and delivery or conversion in accordance with their terms and as described in the Registration Statement, duly and validly authorised and issued, fully paid or credited as fully paid (subject to receipt of valid consideration by the Company for the issuance or conversion thereof as contemplated by the Registration Statement) and will not be subject to any call for payment of further capital.
5    Disclosure
5.1    This letter is addressed to you solely for your benefit in connection with the Registration Statement. We consent to the filing of this letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
5.2    This letter may not be relied upon by you for any other purpose and, other than as set out above, may not be furnished to, or assigned to, or relied upon by, any other person, firm or entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully,
/s/ Kirkland & Ellis International LLP

Kirkland & Ellis International LLP

SCHEDULE 1
ASSUMPTIONS
Status
1    That no Transaction Party has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against it for its administration, liquidation, winding-up, dissolution, reorganisation or bankruptcy or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer in respect of it or all or any part of its undertaking, property or assets.
2    That nothing has occurred in relation to a Transaction Party which corresponds to the matters described in paragraph 1 above in any jurisdiction in which it is incorporated or formed or in any jurisdiction to which it or any of its assets is subject.
Capacity, power and authority
3    That each Transaction Party:
(a)    is duly incorporated or organised, validly existing and in good standing (where the concept is legally relevant) under the laws of its jurisdiction of incorporation;
(b)    has the capacity, power and authority to enter into, deliver and perform the terms of the Transaction Document to which it is a party;
(c)    has taken all necessary action to authorise its entry into, delivery and performance of the Transaction Document to which it is a party; and
(d)    has duly executed Transaction Document to which it is a party.
4    That each person who signed the Transaction Document was the person authorised to do so by appropriate corporate action.
5    That the entry into the Class C Warrant Amendment, and the issuance of Class A Shares, Class B Shares, Converted Class A Shares and Class C Shares, as contemplated by the Registration Statement, has been or is in the best interests of and has or will promote the success of the Company.
6    That neither the Company nor Transaction Party had actual, constructive or implied notice of any prohibition or restriction on the Transaction Parties entering into (or authorising the entry into of) the Transaction Document or performing its obligations thereunder (nor did any such party deliberately refrain from making enquiries in circumstances where it had any suspicion of such matters).

Documents
7    That all signatures, stamps, seals and markings on all documents submitted to us are genuine and were applied to a complete and final version of the relevant document, that those documents are authentic and complete and remain accurate and up-to-date at the date of this letter, that all signatures which purport to have been attested were made in the presence of the purported witness and that all factual statements contained in those documents (including any factual matter represented by a party to a document) are correct, complete and fair.
8    That each document submitted to us as a certified, electronic, photostatic or facsimile copy conforms to the original of that document and the same assumptions made in the previous paragraph are correct in respect of the original.
Searches
9    That the Searches were accurate, complete and up-to-date when carried out (and remain so as the date of this letter) and disclose all information which is necessary or material for the purposes of this letter.
10    That there has been no alteration in the status, position or condition of the Company from that revealed in the Searches and, to the extent that any Search is dated prior to the date of this letter, no additional matters would have been disclosed by that Search if it had been carried out at a later time.
11    All documents, forms and notices which should have been delivered to Companies House on behalf of or relating to the Company have been so delivered and the file of records maintained at Companies House concerning it, and reproduced for public inspection, was complete, accurate and up-to-date at the time of the Searches and the copies of its articles of association (and memorandum, if any) examined by us are complete and up-to-date and would, if issued today, comply with Section 36 of the Companies Act 2006.
Other assumptions
12    The absence of bad faith, fraud, coercion, duress, misrepresentation, mistake of fact or law and undue influence on the part of the Company or any Transaction Party and its respective directors, employees, officers, agents and advisors, that neither the Company nor any Transaction Party held a belief that the Transaction Document was fundamentally different in substance or in kind from what it actually was, that the Transaction Document has not been entered into in connection with money laundering or any other unlawful activity, that there has been no breach of, or default under, the Transaction Document and that the Transaction Document has been entered into, and will be carried out, by each Transaction Party thereto in good faith, for bona fide commercial reasons, for the benefit of each of them respectively and on arm’s length commercial terms.
13    That no proceedings have been instituted or injunction granted against any Transaction Party to refrain it from enforcing any of its rights or from performing any of its obligations under the Transaction Document to which it is a party.

SCHEDULE 2
QUALIFICATIONS
General qualifications
1    No opinion statement is expressed as to matters of fact.
2    We are not making any opinion statement as to any taxation matters or consequences which will or may arise as a result of any transaction effected as contemplated by the Registration Statement or the rights or remedies of any taxation authority in respect of non-payment of taxes or the failure to comply with applicable laws and regulations relating to taxation. For these purposes “taxation” and “taxes” shall be deemed to include stamp duties, stamp duty reserve tax and value added tax (or similar indirect taxes).
Searches
3    The Searches are not capable of revealing definitively whether or not (a) a winding-up order or administration order has been made, (b) a receiver, administrative receiver, administrator or liquidator has been appointed, (c) a petition for winding-up or a petition, application or notice for the appointment of a receiver, administrative receiver, administrator or liquidator has been presented or filed at court, (d) a company voluntary arrangement has been proposed or approved, (e) a resolution for winding-up has been passed or (f) whether any other insolvency proceeding has been commenced.
4    In relation to a Winding-Up Enquiry at the Insolvency and Companies List, it is made at the Central Registry of Winding-up Petitions which relates to compulsory winding-up and administration in the High Court of England in London only. Those enquiries will not reveal winding-up or administration proceedings commenced in a District Registry of the High Court of England. It is not possible to carry out a search for winding-up or administration proceedings in the District Registries unless an application is made to each relevant District Judge and a fee is paid. We have not made any such application.
5    The Searches will not reveal if the Company is subject to insolvency proceedings in a foreign jurisdiction.